STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this the 21 st day of August, 2009, by and between TRYANT, LLC, a Delaware limited liability company (the “Seller”), Dan Bass, an individual residing in Utah (“Bass”), and WOC, LLC, a Utah limited liability company (“WOC”) (Bass and WOC are together referred to as the “Buyers”).

Recitals and Definitions

A.

Prestige Capital Corporation (“Prestige” or the “Company”) is a Nevada corporation of which Seller is a principal shareholder.

B.

Buyers are desirous of purchasing shares of common stock of Prestige.   Buyers understand that Prestige is not currently selling shares of its common stock.   Consequently, Seller has agreed to sell shares of common stock held by it to Buyers.

C.

When used in this Agreement, the following terms will have the meanings ascribed to them:

(a)

“Seller”:  Tryant, LLC;

(b)

“Buyers”:  Dan Bass and WOC, LLC; and

(c)

“Prestige Shares”:  The 700,000 shares of Prestige common stock, par value $0.001 per share, which are owned by Seller and to be sold under this Agreement, as set forth in section 4 hereof.

Agreement

In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED AND UNDERSTOOD AS FOLLOWS:

1.

Purchase and Sale of Prestige Shares.  Seller does hereby collectively agree to sell to Buyers, and Buyers do hereby agree to purchase from Seller, the Prestige Shares on the terms hereinafter set forth.

2.

Purchase Price.  The purchase price for the Prestige Shares shall be $0.1214 per share or an aggregate and total purchase price of $85,000 (the “Purchase Price”).

3.

Payment of Purchase Price.  Prior to execution of this Agreement, Buyers have delivered to Seller good funds in the amount of $25,000 as a deposit or earnest money (the “Deposit”), and Seller has delivered the stock certificate(s) representing the Prestige Shares to a mutually agreeable escrow agent.  In the event the transaction contemplated by this Agreement is not closed as set forth below, the earnest money shall be returned to Buyers, at which time the stock certificate(s) shall be released to Seller.  Upon execution and delivery of this executed

Stock Purchase Agreement

Agreement, Buyers shall deliver the remaining $60,000 of the Purchase Price, to be released as set forth in paragraph 7 below.

4.

Seller’s Participation in Sale.  Buyers shall purchase the Prestige Shares at Closing as follows:

                      Number of Shares

Name of Buyer

           Being Purchased

WOC, LLC

          234,000

Dan Bass

          466,000

5.

Representations, Warranties, and Covenants of Seller.  As an inducement to, and to obtain the reliance of, Buyers, Seller represents, warrants, and covenants to Buyers as follows:

(a)

Seller Agreement.  Seller represents and warrants to Buyers that the statements set forth in this section 5 are true and correct at and as of the date hereof and will be true and correct at and as of the Closing Date.  If Seller should breach this Agreement or fail to perform promptly his obligations hereunder, Buyers shall have the option to cancel all of their obligations under this Agreement.

(b)

Ownership of Prestige Shares.  Seller represents and warrants that it owns and has good and marketable title to all of the Prestige Shares as set forth opposite its name in section 4 of this Agreement, free and clear of all liens, encumbrances, claims, or rights of others, or defects in title of any kind whatsoever.

(c)

No Breach or Violation.  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

(i)

a default or event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Prestige, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, franchise, or other agreement, instrument, or arrangement to which the Seller or Prestige is a party or by which any of them or the property of any of them is bound;

(ii)

an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Prestige; or

(iii)

the creation or imposition of any lien, charge, or encumbrance on any of the properties of Prestige.

Stock Purchase Agreement

(d)

Authority and Consents.  Seller represents and warrants that it has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any other person is necessary in connection therewith.

6.

Representations, Warranties, and Covenants of Buyers.  As an inducement to, and to obtain the reliance of, Seller, Buyers represent, warrant, and covenant to Seller as follows:

(a)

Authority and Consent.  Buyers represent and warrant that they have the right, power, legal capacity, and authority to enter into and perform their obligations under this Agreement, and no approval or consent of any other person is necessary in connection therewith.

(b)

Investment Letter.  In connection with this Agreement, Buyers will execute and deliver to Prestige an investment letter in substantially the form attached hereto as Exhibit A and incorporated herein by this reference.   Buyers understand and acknowledge that the Prestige Shares they are purchasing under this Agreement, are “restricted securities” within the meaning of the Securities Act of 1933, as amended, and, as such, may not be resold in the absence of a registration or an exemption from such registration requirements.  Buyers understand that the certificates representing the Prestige Shares will bear an appropriate restrictive legend pertaining to such restriction.   Buyers are each an “accredited investor” within the meaning of the Securities Act of 1933, as amended.

(c)

Information and Documentation.  For information purposes, Buyers have previously received from Seller, documentation pertaining to the business and financial condition of Prestige, including but not limited to the following:   (a) Periodic reports of Prestige for the last four fiscal quarters, including the annual report on Form 10-K for the year ended December 31, 2008, and all Current Reports on Form 8-K filed during the current fiscal year; and (b) Articles of Incorporation, bylaws, minutes of meetings or consents of board of directors and shareholders.   Buyers have additionally had the opportunity to obtain such documents and to ask such questions of, and receive answers from, Seller, concerning Prestige, its business, financial condition and other matters as Buyers consider relevant in deciding to purchase the Prestige Shares.  In entering into this Agreement and making the decision to buy the Prestige Shares, Buyers are basing such decision strictly on a review of the documentation described above, and are not relying on any information or documentation concerning Prestige received from third parties.

(d)

Accredited Investor.  Buyers are each an “accredited investor” within the meaning of the Securities Act of 1933, as amended, by virtue of the following (check applicable box(es)):

The Purchaser is a natural person whose net worth, or joint net worth of the Purchaser and the Purchaser’s spouse, at the time of this purchase, is in excess of $1,000,000; or

Stock Purchase Agreement

The Purchaser is a natural person who has had an individual income in excess of $200,000 in each of the two most recent calendar years, or the Purchaser’s joint income with that of his or her spouse is in excess of $300,000 in each of these years and has a reasonable expectation of reaching the same income level in the current year.

The undersigned is an entity in which each and every equity owner of such entity is and certifies that he or she meets the qualifications set forth in either paragraph above.

7.

Conditions to Closing .  The closing of this Agreement shall occur on or before August 30, 2009 (the “Closing”).  The Closing shall be subject to the following:  (a) the completion and filing by Prestige of its Form 10-Q for the quarter ended June 30, 2009, and any other necessary filings with the U.S. Securities and Exchange Commission, including a Form 8-K reflecting the transactions contemplated by this Agreement; and (b) the appointment by Seller, or its principal, Daniel Drummond, of Whitney O. Cluff, manager of WOC, LLC, as a director of Prestige, and, at Closing, the resignation by Daniel Drummond as an officer and director.

At Closing, the parties shall also deliver the following:

(a)

Buyers shall deliver the remaining $60,000 of the Purchase Price, together with signed Investment Letters;

(b)

Seller shall deliver the Prestige Shares with the appropriate Stock Power(s), and Letter of Instructions to the Company’s transfer agent in the form attached hereto as Exhibit B, to transfer the Prestige Shares to Buyers;

8.

Miscellaneous Provisions.

(a)

Costs.  Each party has or will cover the costs and expenses (including attorneys' fees and accounts' fees) incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

(b)

Form of Agreement.  The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(c)

Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

Stock Purchase Agreement

(d)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties and otherwise as provided herein.

(e)

Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.  This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors, and permitted assigns.

(f)

Attorneys' Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(g)

Survival of Representations and Warranties.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for herein, shall survive the Closing Date.

(h)

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall either be delivered personally, or sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Seller:

Tryant, LLC

1608 West 2225 South

Woods Cross, UT 84087

If to Buyers:

WOC, LLC

c/o Whitney O. Cluff

4751 Ichabod Drive

Salt Lake City, Utah 84117

Dan Bass

3267 East 3300 South #202\

Salt Lake City, UT 84109

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

[Signature page follows]

Stock Purchase Agreement

AGREED AND ENTERED INTO as of the date first above written.

SELLER:

TRYANT, LLC

By

/s/ Jeff D. Jenson

Its:

Managing Director

BUYERS:

WOC, LLC

By

/s/ Whitney O. Cluff

Its:

Member

/s/ Dan Bass

DAN BASS

Stock Purchase Agreement